                                                                    EXHIBIT 2(a)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

          This Asset Purchase Agreement (the "Agreement") is made as of December 9, 1999 by and among MedQuist Transcriptions, Ltd., a New Jersey corporation ("Buyer") and Transcend Services, Inc., a Delaware corporation ("Seller").

                                 BACKGROUND
                                 ----------

          Seller and Buyer each is engaged in the business of providing medical transcription services throughout the United States. Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer substantially all of the assets of the Seller used by the Seller in the conduct of its business relating to its office in Salt Lake City, Utah (the "Target Office"). As used in this Agreement, defined terms will have the meanings given to them on Exhibit
                                                                         -------
A unless the context clearly indicates otherwise.
-

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the parties hereto hereby agree as follows:

          1.  Sale and Purchase of Target Office Assets.  On the Closing Date,
              -----------------------------------------
Seller shall sell, transfer, assign and convey to Buyer and Buyer shall buy, free and clear of any Encumbrances (other than Permitted Liens and Assumed Obligations), all of the Target Assets. For purposes of this Agreement, "Target Assets" shall mean all of the assets of Seller, whether real, personal or mixed, owned or leased as of November 30, 1999 that are used or intended for use primarily in the operation of the Target Office and such assets acquired in the ordinary course of business thereafter and on or prior to the Closing Date which are used primarily in the operation of the Target Office, including, without limitation, all accounts receivable arising from services performed by Target Office. Excluded from the Target Assets are any and all cash and cash equivalents.

          2.  Purchase Price; Payment; Adjustment
              -----------------------------------

              a. As full consideration for the Target Assets, any good will associated with the Target Assets, the business and the Noncompetition Agreement, Buyer shall assume the Assumed Obligations and pay to Seller an aggregate sum of $2,475,000 less cash received by Seller in the realization of accounts receivable from the Target Office as such accounts receivable are reflected on the Net Asset Statement (as defined below) after November 30, 1999, plus accrued and unpaid payroll and payroll tax expenses and health insurance premiums all as reflected on the Net Asset Statement. Of this net amount, which will be reflected on a closing settlement statement to be agreed upon by the parties at Closing, (i) $125,000 will be in the form of a promissory note payable to Seller on the second anniversary hereof and bearing interest at the rate of 6% per year and (ii) the balance of which shall be paid to Seller in cash to the bank account designated by Seller in writing. pursuant to wire transfer instructions to be provided by Seller to Buyer. The foregoing is collectively referred to as the "Purchase Price."

              b. Attached as Exhibit 2.b is a net asset statement reflecting the Target Assets to be purchased and liabilities to be assumed by Buyer and delivered effective as at the close of business November 30, 1999 (the "Net Asset Statement"). The Net Asset Statement is to be used for the purposes of the settlement statement referred to in subsection a. above. The Net Asset Statement is intended to include all of the Target Assets as of November 30, 1999, including, without limitation, all accounts receivable as of that date for services rendered by the Target Office. All Target Assets, whether or not reflected on the Net Asset statement, are being conveyed to Buyer under this Agreement and the failure to be reflected on the Net Asset Statement shall not create any inference to the contrary. On the other hand, Buyer shall not be responsible for any current liabilities, whether or not Assumed Obligations, that are not reflected on the Net Asset Statement (it being understood that Buyer will perform edits as per Section 4.a. hereof).

              c. The purchase price shall be allocated in a manner to be mutually agreed upon between the parties subsequent to Closing. The allocation shall be binding on the parties hereto for all purposes, including federal income tax purposes, and the parties agree not to take any contrary position in respect of the price of any of the Target Assets in any tax return, tax proceeding, tax audit, or any documents filed by any of said parties with federal, state or local authorities.

          3.  Closing.  The closing of the transactions contemplated under this
              -------
Agreement (the "Closing") will be held at the offices of Buyer commencing at 10:00 a.m. on December 9, 1999 or such other date or place (including Closing via facsimile signature) as the parties may mutually agree (the "Closing Date"). The effective time of the Closing shall be 12:01 a.m., December 1, 1999.

          In addition to Buyer's payment obligations under Section 2.a., at the
Closing:

              a. Seller will deliver to Buyer a bill of sale (the "Bill of Sale") for the Target Assets in the form attached hereto as Exhibit 3.a.
                                                            ------------

              b. Seller and Buyer will execute and deliver an Assignment and Assumption Agreement ("Assignment and Assumption Agreement") in the form attached hereto as Exhibit 3.b.;
                   ------------

              c. Buyer and Seller will execute and deliver a Noncompetition Agreement (the "Noncompetition Agreement") in the form attached hereto as
Exhibit 3.c.;
------------

               d. Buyer will execute and deliver the Promissory Note (the "Note") in the form attached hereto as Exhibit 3.d.;
                                       ------------

               e. Seller and Buyer shall deliver the mutually agreed upon Net Asset Statement pursuant to Section 2.b. hereof;

          This Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Noncompetition Agreement, and the Note are collectively referred to as the "Related Agreements".

          4.  Assumption of Certain Liabilities; No Assumption of Other
              ---------------------------------------------------------
Liabilities of Seller.  Buyer does not and will not assume or become obligated
---------------------
to pay or perform any claims, liabilities or obligations of Seller whatsoever. As the sole exception to the foregoing, Buyer shall assume the following obligations of Seller relating to Target Office (collectively, "Assumed Obligations"):

              a. Any medical transcription services Contracts with clients of Seller at Target Office (the "Target Contracts") and other Contracts specifically identified on Schedule 4.a attached hereto ("Other Assumed
                           ------------
Contracts");provided, however, that the Buyer shall not be responsible for any default with respect to any such Contracts occurring on or prior to the Closing Date (it being understood that Buyer will perform edits pursuant to the terms of Target Contracts for reports transcribed thereunder within two (2) weeks prior to December 1, 1999); and

              b. Current operating expenses reflected on the Net Asset Statement pursuant to Section 2.b hereof and current operating expenses incurred in the ordinary course of business in connection with operating the Target Office from and after December 1, 1999, including accrued payroll and payroll taxes, telecommunication costs, and lease payments for the Target Office.

In addition, for the sake of clarity, Seller and Buyer agree that Buyer shall not assume or agree to pay any interest bearing obligations, long term liabilities, the current portion of any long term debt, any amounts payable to shareholders or affiliates or any obligations under previous acquisitions by Seller, such as earn-outs or seller notes or any other liabilities not arising in the ordinary course of business.


          5.  Representations, Warranties and Covenants of Seller.  Except as
              ---------------------------------------------------
specifically disclosed to Buyer on the Disclosure Memorandum attached to this Agreement as Exhibit B, Seller represents and warrants and, where applicable,
             ---------
covenants, as provided in each Section of this Article 5:

              a.  Organization and Good Standing.  Seller is a corporation duly
                  ------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate the Target Office and to carry on its business as presently conducted at the Target Office. Seller is duly qualified or licensed and in good standing to do business in the State of Utah.


              b.  Power and Authority.  Seller has the full corporate power and
                  -------------------
authority, to execute and deliver this Agreement and any and all Related Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Related Agreements. Seller has duly and validly executed and delivered this Agreement and the Related Agreements, each of which is the valid and binding agreement of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) (collective, "Creditor's Rights Laws").

              c.  Consents and Approvals; No Violations.  No filing with, and no
                  -------------------------------------
Permit, authorization, consent or approval of any Governmental Entity is necessary for the consummation of transactions contemplated by this Agreement or the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements will not (i) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under or result in the forfeiture of any rights, entitlements or privileges under, or create any right or entitlement under, or require the consent or approval of any party under, any of the terms, conditions or provisions of any Contract to which Seller is a party and which would adversely effect the business of the Target Office or the transactions contemplated hereunder, (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the business of the Target Office or the Target Assets or (iv) result in the creation of or imposition of any Encumbrance upon the Target Assets.

              d.  Income Statements.  Attached hereto as Exhibit C are true and
                  -----------------                      ---------
correct copies of all of the Income Statements. The Income Statements have been prepared in accordance with GAAP on a consistent basis during the related periods from the applicable books and records of the Seller. Each of the Income Statements fairly presents the results of operations of the Seller for the Target Office for the respective periods set forth therein.

              e.  No Undisclosed Liabilities. Since November 30, 1999, Seller
                  --------------------------
has not incurred any liabilities or obligations relating to the Target Office (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice.

              f.  No Default. Seller is not in default or violation (and no
                  ----------
event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles or Certificate of Incorporation or Bylaws, or (ii) any Target Contract or Other Assumed Contracts.

              g.  Litigation; Compliance with Laws; Permits.  There (i) are no
                  -----------------------------------------
Actions pending or, to the best knowledge of Seller, threatened against or related to the Seller and the business of the Target Office, or the Target Assets that could reasonably be expected to have an adverse effect on the Target Office or the transactions contemplated hereunder or the transactions contemplated under this Agreement , (ii) is and has been no failure to comply with by Seller nor any default under any law, ordinance, requirement, regulation, or order applicable to Seller that could reasonably be expected to have an adverse effect on the Target Office or the transactions contemplated hereunder and (iii) is no violation of, default with respect to, or failure to comply with, any order, writ, injunction, judgment, or decree of any court or Governmental Entity or other instrumentality, issued or pending against Seller that could reasonably be expected to have an adverse effect on the Target Office or the transactions contemplated hereunder. Seller has obtained all Permits for the operation of the Target Office as presently operated. Seller is in compliance with all such Permits. Seller has not made any illegal kickbacks, bribes or political contributions to any Person.

              h.  Intellectual Property. Seller has complied with its
                  ---------------------
contractual obligations relating to the use and protection of its Intellectual Property pursuant to licenses used in the operation of the Target Office. No claim is pending, or, to the best knowledge of Seller, threatened, relating to the ownership or present or past use of the Intellectual Property used in the operation of the Target Office, or conflicts with or infringes upon any rights of any third party with respect to any Intellectual Property used in the operation of the Target Office.

              i.  Contracts.  Attached to Section 5(i) of the Disclosure
                  ---------               ------------
Memorandum are true, complete and correct copies of all Target Contracts and Other Assumed Contracts, including all amendments, modifications or extensions thereof. The terms of any oral contracts (fees, duration, expiration date) are set forth on Section 5(i) of the Disclosure Memorandum. The Seller has no Target
             ------------
Contracts or Other Assumed Contracts except as described in Section 5(i) of the
                                                            ------------
Disclosure Memorandum. Each Target Contract and Other Assumed Contract is valid and binding and in full force and effect, except as may be limited by Creditor's Rights Laws. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not alter or impair any rights of the Seller under any of the Target Contracts or Other Assumed Contracts, and the Target Contracts and Other Assumed Contracts will include all Contracts necessary to permit the Buyer to continue to conduct Seller's business at the Target Office after the Closing as presently conducted. To Seller's knowledge, there is no unresolved material dispute with a customer regarding services rendered or fees charged for any services rendered to the customer. There are no pending, or to Seller's knowledge, threatened, legal or arbitration proceedings between Seller and any customer serviced by the Target Office. Buyer acknowledges that its primary purpose in purchasing the Target Contracts is to obtain the opportunity to continue a relationship with the customers, with the knowledge that in the case of each customer, such customer may elect to terminate its relationship based on the terms of the Target Contracts.

              j.  Employee\Management Agreements. Section 5(j) of the Disclosure
                  ------------------------------  ------------
Memorandum describes all Contracts currently in effect relating to employment, compensation, severance, consulting, indemnification, service, purchase or any other matter between or among Seller and its present or former employees, officers, directors and consultants who perform or who have performed services for the Target Office.

              k.  Taxes.  As may pertain to Taxes for the operations of the
                  -----
Target Office: Seller has duly filed, in compliance with applicable laws, all Tax Returns required to be filed by it prior to the date hereof, and Seller has duly paid, caused to be paid or made adequate provision and has reserved for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all taxable periods since the periods covered by such returns. No claims for Taxes have been asserted against Seller, and no deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the best knowledge of Seller, no Tax Return or taxable period of Seller is under examination and Seller has not received notice of any pending audit. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of the Seller. Seller has no obligation or liability to pay Taxes of or attributable to any other person or entity. No issue or claim has been asserted for Taxes by any taxing authority.

              l.  Employee Benefit Matters.  Section 5(l) of the Disclosure
                  ------------------------   ------------
Memorandum sets forth a true and complete list of all plans, programs or arrangements of Seller relating to employee benefits or fringe benefits maintained by Seller for employees at the Target Office ("Target Office Plans"). Each such plan complies in all material respects and has been administered in accordance with the applicable provisions of ERISA and the Code. No facts or circumstances with respect to Target Office Plans exist which could result in any liability against the Buyer, or Seller or any benefit plan or any fiduciary of a benefit plan under any provision of ERISA, the Code or any other applicable law or otherwise.

              m.  Assets.  Section 5(m) of the Disclosure Memorandum sets forth
                  -------  ------------
all of the Target Assets as of the date of this Agreement. Except as set forth on Section 5(m) of the Disclosure Memorandum, and except for the Assumed Obligations and Permitted Liens, the Target Assets are owned free and clear of all Encumbrances and any Encumbrances shall be removed at or prior to Closing. The Seller owns or leases all of the assets, properties and rights necessary to carry on the businesses and operations of the Target Office as presently conducted.

The Target Assets include all properties and assets necessary to permit the Buyer to conduct the business conducted by the Seller at the Target Office as presently conducted. The Target Assets are in good operating condition and the operation and use of the Target Assets in the Seller's businesses conform in all respects to all applicable laws, ordinances, regulations, permits, licenses and certificates. The Seller owns no real property relating to the Target Office and the only real property leased by the Seller in the operation of the Target Office is the Premises.

              n.   Labor Relations. Seller's employees at the Target Office have
                   ---------------
no written contract of employment and are not represented by any labor union or other collective bargaining group. As to the Target Office. Seller is and has been in compliance for the past three years with all applicable laws relating to employment and employment practices, worker compensation, terms and conditions of employment, wages and hours, occupational safety and health and notice and the requirements of the Worker Adjustment Retraining Act of 1988 or similar state or local law with respect to employees at the Target Office. Seller is not the subject of any pending, or to its knowledge, threatened EEOC, department of labor, wage and hour or similar state matters or investigations relating to the Target Office.

              o.  Seller's Brokers or Finders. No agent, broker, investment
                  ---------------------------
banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from Seller in connection with this Agreement and the transactions contemplated by this Agreement.

              p.  Accounts Receivable.  The accounts receivable of the Target
                  -------------------
Office as of November 30, 1999 was $291,028.59, a summary of which is attached to Section 5.p of the Disclosure Memorandum. All such accounts receivable are:
   -----------
(i) valid and genuine; (ii) have arisen only in the ordinary course of business; and (iii) except to the extent of any reserves with respect thereto are not subject to valid defenses, set-offs or counterclaims and have been billed. Seller has not entered into and shall not enter into any agreements for the prepayment (whether actual or accrued) of work for services to be performed after the Closing Date. No agreements for deductions or discounts have been made with respect to any work to be performed on or after the Closing Date or to encourage or induce the early collection of accounts receivable. All invoices for services performed by Seller at the Target Offices have been prepared and submitted in accordance with the terms of the respective Target Contracts.

              q.  Loans to Employees.  There are no outstanding loans made by
                  ------------------
Seller to any employee, director or officer of Seller who will be offered employment by Buyer.

              r.  Statements True and Correct.  No statement made by Seller in
                  ---------------------------
this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated herein or therein, or necessary in order to make the statements therein not misleading.

              s.  Fair Value.  After completion of the transactions contemplated
                  ----------
under this Agreement and the Related Agreements, Seller will have adequate capital to carry on its business and will be able to pay its debts as they become due. Seller believes the consideration being paid hereunder (including the Assumed Obligations) is fair for the transactions contemplated hereunder.

              t.  Y2K Compliance. In order to determine the current status of
                  ---------------
the Target Office and the Target Assets with regard to data processing for dates on or after January 1, 2000, Seller commissioned an independent report, a copy of which is set forth as Section 5.t to the Disclosure Memorandum. To the knowledge of Seller, said report is true and correct in all material respects.


          6.  Representations and Warranties of Buyer.
              ---------------------------------------
          Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

              a. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to carry on its business as presently conducted and to assume the Contracts. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to qualify or to be in good standing would have a material adverse effect on Buyer's business.

              b. Buyer has full corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements. Buyer has duly and validly authorized the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the Related Agreements or to consummate the transactions contemplated by this Agreement and the Related Agreements. The Buyer has (or at Closing shall) duly and validly executed and delivered this Agreement and the Related Agreements, and this Agreement is and the Related Agreements when executed at Closing shall be valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable Creditor's Rights Laws.

              c. The execution, delivery and performance of this Agreement or the Related Agreements will not (i) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of the Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under or result in the forfeiture of any rights, entitlements or privileges under, or create any right or entitlement under, or require the consent or approval of any party under, any of the terms, conditions or provisions of any contract of Buyer, (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Buyer, or any of its properties or assets or (iv) result in the creation of or imposition of any lien or encumbrance upon any property or assets of the Buyer.

              d. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from Buyer in connection with this Agreement and the transactions contemplated by this Agreement.

          7.  Further Assurances and Assistance; Records and Inspection.
              ---------------------------------------------------------

              a. After the Closing Date, Seller shall execute and deliver such further instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, at Seller's expense, to convey and transfer effectively to Buyer the Assets in accordance with the terms of this Agreement.

              b. After the Closing Date, Seller will make available to Buyer, its counsel, accountants, and other representatives of Buyer access at any reasonable time to Seller's accounting, tax and other records for any reasonable purpose, including, without limitation, litigation and insurance claims.

              c. Seller will continue to be responsible for all Taxes and the filing of all Tax Returns relating to Seller.

              d. As stated in Section 2.a., Seller will process and fund the payroll run scheduled for December 15, 1999 that covers the payroll period ending November 30, 1999.

              e. At Closing, Seller will terminate the employment of all of its employees who render services solely through the Target Office so as to make their employment available to Buyer. Buyer covenants and agrees to promptly make offers of employment to all such terminated employees at a rate of pay which are substantially not less favorable than the salary they received from Seller prior to the Closing and with benefits substantially the same as those offered to similarly situated employees of Buyer.


          8.  Indemnification.
              ---------------

              a.  Obligation of Seller.  Subject to the limitations set forth in
                  --------------------
Section 8(c) of this Agreement, Seller hereby indemnifies and holds harmless Buyer from and against any and all Damages which Buyer may suffer or incur, resulting from, relating to, or arising out of (i) any misrepresentation, breach of warranty, breach of guarantee or nonfulfillment of any of the covenants of Seller in this Agreement or the Related Agreements, (ii) any liabilities or obligations of the Seller arising from or relating to the operation of the business of the Target Office prior to the Closing other than Assumed Obligations; and (iii) any and all Actions arising out of any of the foregoing or out of facts that have occurred on or prior to the date hereof even though such proceeding or claim may not be filed or come to light until after the date hereof.

              b.  Obligation of Buyer.  Subject to the limitations set forth in
                  -------------------
Section 8(c) of this Agreement, Buyer hereby indemnifies and holds harmless Seller from and against any and all Damages which Seller may suffer or incur, resulting from, relating to, or arising out of (i) any misrepresentation, breach of warranty, breach of guarantee or nonfulfillment of any of the covenants of Buyer in this Agreement; (ii) any liabilities or obligations arising from or relating to the performance of medical transcription services to the Target Clients after Closing and (ii) any and all Actions arising out of the foregoing;

              c.  Limitation of Indemnity.  Notwithstanding any provisions in
                  -----------------------
this Agreement to the contrary, an indemnifying party shall not be liable for any Damages resulting from, relating to or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants in this Agreement or the Related Agreements except to the extent (and only to the extent) that the aggregate amount for which the indemnifying party would otherwise (but for this provision) be liable on account thereof exceeds $40,000. In no event shall the aggregate liability of either party under this Agreement exceed the amount of the Purchase Price set forth herein. The foregoing limitations shall not apply with respect to (i) any obligations of Seller not expressly assumed by Buyer hereunder or (ii) any ordinary course liabilities of Buyer arising after Closing under the Contracts.

              d.  Survival of Representations and Warranties.  The
                  -------------------------------------------
representations and warranties of Seller and Buyer under this Agreement will survive for a period of two (2) years after the date hereof. Notwithstanding any of the foregoing, any representation or warranty that was not true when made and that was made fraudulently or with intent to defraud or mislead shall survive the closing without limitation as to time.

              e.  Notice.  Promptly after acquiring knowledge of any action
                  ------
against which a party shall have indemnified the other party, the indemnified party shall give to the indemnifying party notice thereof, provided that the failure to give such notice will not affect the right to indemnification hereunder, except to the extent the indemnifying party's ability to defend such action is prejudiced by such failure. The indemnifying party will, at its own expense, promptly defend, contest or otherwise protect against any Action against which it has indemnified the other with counsel reasonably acceptable to the indemnified party. The indemnifying party may not settle an action without the consent of the indemnified party unless the settlement provides for an unconditional release of the indemnifying party.

              f.  Set Off Against Note.  Buyer shall have the right to set off
                  --------------------
against any payments due under the Note any claim for Damages that Buyer may have pursuant to this Section 8. Any claims by Buyer for Damages under this
Section 8 shall be satisfied first out of the Note prior to Buyer making any claim against other assets of Seller. If Buyer makes any set off under the Note for Damages suffered under this Section 8, the Note shall cease to bear interest on the amount of the Damages as of the date the Damages were suffered by Buyer. If Buyer shall make a claim for Damages and set off against the Note but is later found not to have suffered the entire amount of Damages for the claim made, Seller shall be entitled to interest under the Note for such excess amount until the date paid.

              g.  Effect of Closing.  No action of Buyer with respect to Closing
                  -----------------
shall constitute a waiver of any rights that Buyer may have under this Agreement. To the actual knowledge of Buyer, the representations and warranties of Seller under this Agreement are true in all material respects as supplemented by the Disclosure Memorandum. For purposes of the foregoing, actual knowledge of Buyer shall mean the actual knowledge of David A. Cohen, CEO, John A. Donohoe, COO, John M. Suender, Senior Vice President and Bruce Van Fossen, Vice President and Controller. Notwithstanding the foregoing, this provision shall not infer that Buyer is assuming or shall become obligated to pay any liabilities of Seller other than the Assumed Obligations.

          9.  Entire Agreement; Amendments.  This Agreement, the Exhibits hereto
              ----------------------------
and the Related Agreements constitute the entire understanding among the parties with respect to the subject matter contained in this Agreement and therein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended or supplemented only by a written instrument duly executed by all of the parties.

          10. Headings.  The headings in this Agreement are for convenience of
              --------
reference only and will not affect its interpretation.

          11. Gender; Number.  Words of gender may be read as masculine,
              --------------
feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

          12. Exhibits and Schedules.  The Disclosure Memorandum and each
              ----------------------
Exhibit and Schedule referred to in this Agreement is incorporated into this Agreement by such reference.

          13. Severability.  If any provision of this Agreement is held illegal,
              ------------
invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement will, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

          14.  Notices.  All notices and other communications hereunder will be
               -------
in writing and will be given to the person either personally or by sending a copy thereof certified or express mail, postage prepaid, or courier services, charges prepaid, to such party's address. If the notice is sent by mail, or courier services, it will be deemed to have been given to the person entitled thereto when delivered or delivery is refused or not accepted, as evidenced by a receipt or tracking slip:

          If to Buyer to:

               MedQuist Transcriptions, Ltd.
               Five Greentree Centre
               Suite 311
               Marlton, NJ  08053
               Attention:  General Counsel
               Telecopy:  856-797-5949
               Telephone: 856-596-8877

          If to Seller to:

               Transcend Services, Inc.
               3353 Peachtree Rd. NE
               Suite 1000
               Atlanta, GA  30326

               Telephone: 404-836-8598
               Attention: Doug Shamon, CFO

Notice of any change in any such address will also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived only in writing by the party entitled to receive such notice.

          15.  Waiver.  The failure of any party to insist upon strict
               ------
performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         16.  Successors and Assigns.  This Agreement binds, inures to the
              ----------------------
benefit of, and is enforceable by the successors, assigns, heirs and personal representatives of the parties, and does not confer any rights on any other persons or entities.

         17.  Governing Law; Choice of Forum.  This Agreement will be construed
              ------------------------------
and enforced in accordance with the laws of the State of New Jersey without regard to its choice of law principals. Any disputes arising between the parties will first be submitted to mediation in Burlington County, New Jersey. If mediation does not provide a resolution within thirty (30) days' or such other period as the parties may hereafter mutually agree in writing, the dispute shall be submitted for arbitration in Burlington County, New Jersey in accordance with the rules of the American Arbitration Association, and judgment upon the award entered may be entered in any court having jurisdiction thereof.

         18.  No Benefit to Others.  The representations, warranties, covenants
              --------------------
and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring and are not intended to confer any rights on any other persons.

         19.  Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          20.  Accounts Receivable.  Sellers shall cooperate with Buyer in the
               -------------------
collection of any accounts receivable comprising part of the Target Assets by providing written notice to the relevant customers that all payments of such accounts receivable should be made to Buyer as reasonably instructed by Buyer. If Seller shall receive payment relating to any such accounts receivable, Seller shall, within three (3) business days, pay over such amounts to Buyer by wire transfer or as otherwise instructed by Buyer. The limitation set forth in
Section 9.c. hereof shall not apply with respect to such accounts receivable or the transfer of any other Target Assets.


     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written.


                         MEDQUIST TRANSCRIPTIONS, LTD.

                         By:
                            -------------------------------
                         David A. Cohen, CEO

                         Transcend Services, Inc.

                         By:
                             ------------------------------
                         Name:
                         Title:

                           EXHIBIT A - DEFINED TERMS

          "Action" will mean any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including employment-related claims) relating to a Person.

          "Assignment and Assumption Agreement" will have the meaning given to it in Section 3.b. hereof.

          "Assumed Obligations" will have the meaning given to it in Section 4 hereof.

          "Bill of Sale" will have the meaning given to it in Section 3.a.
hereof.

          "Closing Date" will have the meaning given to it in Section 3 hereof.

          "Closing" will have the meaning given to it in Section 3 hereof.

          "Code" will mean the Internal Revenue Code of 1986, as amended.

          "Contracts" will mean collectively the Target Contracts and the Other Assumed Contracts.

          "Creditor's Rights Laws" will have the meaning given to it in Section 5.b. hereof.

          "Damages" will mean actual damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, and will also include, without limitation, reasonable attorneys' fees and disbursements and expert and consulting fees, costs and expenses. Damages will not include costs for editing documents that are considered Assumed Obligations pursuant to
Section 4 hereof. Each party will discharge its legal obligations to mitigate damages. All Damages for which a party seeks indemnification will be calculated net of any tax benefit the indemnified party may realize as a result of such Damages.

          "Disclosure Memorandum" will mean the Disclosure Memorandum prepared by Seller and attached to this Agreement as Exhibit B.
                                            ---------

          "Encumbrances" will mean any claim, mortgage, assignment, conditional sale, lease, easement, consignment, bailment, contingent interest, pledge, lien, option, charge, security interest, preemptive right, encumbrance or other restrictions of any kind or nature whatsoever.

          "ERISA" will mean the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" will mean generally accepted accounting principles consistently applied.

          "Governmental Entity" will mean any federal, state or local department, official, commission, authority, board, bureau, agency or other public body, domestic or foreign.

          "Income Statements" will mean the income statements of the Seller for the Target Office, which were provided to Buyer in connection with its due diligence investigation of the Target Office and are attached hereto as
Exhibit C.
----------

          "Intellectual Properties" will mean all software, trademarks, trade names, assumed names, service marks, logos, patents, patent rights, copyrights, drawings, trade secrets, technology, know-how and processes, applications of or relating to any of the foregoing or any other intellectual property used by the Seller in the conduct of its business at the Target Office.

          "IRS" will mean the Internal Revenue Service.

          "Net Asset Statement" will have the meaning given to it in Section 2.c. hereof.

          "Noncompetition Agreement" will have the meaning given to it in
Section 3.c. hereof.

          "Other Assumed Contracts" will have the meaning given to it in Section 4.a. hereof.

          "Permits" will mean all surety bonds, permits, licenses, zoning variances, approvals, exemptions, and other authorizations for the operation of the Target Office as presently operated.

          "Permitted Liens" will mean (i) the UCC financing statements of Coast Business Credit (a division of Southern Pacific Thrift and Loan Association) filed in Utah and Georgia and relating to the Target Assets, which Seller shall cause to be released within 45 days after Closing (but for which Seller shall deliver a letter of consent from Coast Credit at Closing in form satisfactory to Buyer) and (ii) liens arising by operation of law relating to the Assumed Obligations.

          "Person" will mean any natural person, corporation, partnership, unincorporated association, trust, Governmental Entity, joint venture or trade group, or any individual, entity or group that is a part of, or associated with, any of the foregoing.

          "Premises" will mean the Target Office, which is located at 9437 South Union Square, Sandy, Utah:

          "Purchase Price" will have the meaning given to it in Section 2.a. hereof.

          "Related Agreements" will have the meaning given to it in Section 3.a. hereof.

          "Target Assets" will have the meaning given to it in Section 1 hereof.

          "Target Contracts" will have the meaning given to it in Section 4.a. hereof.

          "Target Office" will mean the business conducted at the following Office of Seller located at the Premises.

          "Target Office Plans" will have the meaning given to it in Section 5.l. hereof.

          "Taxes" will mean all taxes, fees, levies, duties, charges or other like assessments including, without limitation, income, withholding (including, without limitation, FICA, state disability and federal and state unemployment insurance or taxes), gross receipts, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes imposed by or payable to any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

          "Tax Return" will mean any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.